Exhibit 10.01

RETIREMENT AGREEMENT AND RELEASE

This Retirement Agreement and Release (“Agreement”) is made between (i) Keith R. Hulley (“Mr. Hulley”), (ii) Apex Silver Mines Corporation, a Delaware corporation (the “Company”), and (iii) Apex Silver Mines Limited, a Cayman Islands company (“Apex”), of which the Company is an indirect wholly owned subsidiary.  Mr. Hulley, the Company and Apex are referred to collectively as the “Parties” and each individually as a “Party.”  The Effective Date of this Agreement will be as set forth in Section 1.

RECITALS

WHEREAS, Mr. Hulley desires to retire from employment with the Company effective January 1, 2006; and

WHEREAS, the Parties desire to enter into this Agreement in connection with Mr. Hulley’s retirement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, Mr. Hulley, the Company and Apex agree as follows.

AGREEMENT

1.             Retirement and Effective Date.  Mr. Hulley’s employment with the Company shall terminate effective January 1, 2006.  This Agreement will become effective (the “Effective Date”) on the eighth (8th) day after Mr. Hulley’s execution of this Agreement, provided that Mr. Hulley has not revoked his acceptance pursuant to Section 6(g) below.  The Parties acknowledge that Mr. Hulley serves as a director or officer of certain affiliates of the Company and agree to cooperate in Mr. Hulley’s resignation from and replacement in those positions with those affiliates (other than Apex).

2.             Payments.

a.             On the Effective Date, Apex and Mr. Hulley will enter into an agreement (the “Restricted Shares Agreement”) in substantially the form attached hereto as Exhibit A.  The Restricted Shares Agreement will become effective on the Effective Date and provides for a grant to Mr. Hulley of 20,000 restricted ordinary shares of Apex Silver Mines Limited (“Apex”) pursuant to the Apex 2004 Equity Incentive Plan (the “Incentive Plan”).

b.             On January 2, 2007, if (i) Mr. Hulley is serving as a director of Apex on such date, or has been removed as a director of Apex without cause and (ii) all or a portion of the options granted by Apex to Mr. Hulley on December 10, 2003 (the “2003 Options”) pursuant to the Incentive Plan have expired unexercised, Apex and Mr. Hulley will enter into an agreement (the “Stock Option Agreement”) in substantially the form attached hereto as Exhibit B.  Pursuant to the Stock Option Agreement, Apex will grant to Mr. Hulley ten year options to purchase ordinary shares of Apex pursuant to the Incentive Plan valued at $250,000 (if all 2003 Options expired unexercised) using the Black-Scholes option pricing model with an exercise price per share equal to the Fair Market Value of an Apex ordinary share on January 2, 2007 and other assumptions and variables consistent with Apex’s normal practice in determining Incentive Plan option grants.  If a portion of the 2003 Options are exercised prior to January 2, 2007 and thus do not expire, the $250,000 value of the options to be granted pursuant to this section shall be reduced accordingly.

On January 2, 2008, if (i) Mr. Hulley is serving as a director of Apex on such date or has been removed as a director of Apex without cause , and (ii) all or a portion of the options granted by Apex to Mr. Hulley on June 21, 2004 (the “2004 Options”) pursuant to the Incentive Plan have expired unexercised, Apex and Mr. Hulley will enter into a Stock Option Agreement in substantially the form attached hereto as Exhibit B.  Pursuant to the Stock Option Agreement, Apex will grant to Mr. Hulley ten year options to purchase ordinary shares of Apex pursuant to the Incentive Plan valued at $250,000 (if all 2004 Options expired unexercised) using the Black-Scholes option pricing model with an exercise price per share equal to the Fair Market Value of an Apex ordinary share on January 2, 2008 and other assumptions and variables consistent with Apex’s normal practice in determining Incentive Plan option grants.  If a portion of the 2004 Options are exercised prior to January 2, 2008 and thus do not expire, the $250,000 value of the options to be granted pursuant to this section shall be reduced accordingly.

c.             After the Effective Date, the Company will pay, on Mr. Hulley’s behalf, for eighteen (18) consecutive months (commencing January 2, 2006) of COBRA medical and dental insurance benefits, equivalent to such benefits as of Mr. Hulley’s retirement date, at the rate of 100% for Mr. Hulley and at the rate of 100% for Mr. Hulley’s spouse.  The Company will make these payments to the applicable insurance company(s) from time to time as they come due.  Mr. Hulley will be solely responsible for all payments in respect of any medical and dental insurance benefits for periods following July 1, 2007.

d.             The Company and Mr. Hulley anticipate that Mr. Hulley will continue to serve as a non-employee director of Apex and as Chairman of the Board of Directors of Apex.  Apex and Mr. Hulley recognize and agree that the Board of Directors may decide from time to time in its sole discretion whether Mr. Hulley shall continue to serve as Chairman or shall be nominated to serve as a director when his then current term expires.  For so long as Mr. Hulley continues to serve as Chairman of the Board of Directors of Apex, he shall be paid for such service as follows:

(i)            for calendar years 2006 and 2007, he shall be compensated at the rate of $60,000 per year;

(ii)           for calendar years 2008 and 2009, he shall be compensated at the rate of $30,000 per year; and

(iii)          for calendar years thereafter, he shall be compensated at the rate of $15,000 per year;

in each case to be paid quarterly on the last business day of the quarter.

e.             Reporting of and withholding for tax purposes in respect of any consideration provided under this Agreement, including consideration provided pursuant to the Restricted Shares Agreement and the Stock Option Agreement, will be at the discretion of the Company and Apex in conformance with applicable tax laws.  If a claim is made against the Company or Apex for any additional tax or withholding in connection with or arising out of a payment pursuant to this Agreement, the Restricted Shares Agreement or the Stock Option Agreement, Mr. Hulley will pay any such claim within thirty (30) days of being notified by the Company or Apex and agrees to indemnify the Company and Apex and hold each of them harmless against such claims, including but not limited to any taxes, attorneys’ fees, penalties and/or interest, which are or become due from the Company or Apex.

3.             General Release.

a.             Mr. Hulley, for himself and for his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, voluntarily, knowingly and intentionally releases and discharges the Company and Apex and their respective predecessors, successors, parents, subsidiaries, affiliates and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the date Mr. Hulley commenced employment with the Company, its predecessors or affiliates through the Effective Date (the “Released Claims”).

b.             The Released Claims include but are not limited to those which arise out of, relate to, or are based upon: (i) Mr. Hulley’s employment with the Company or the termination thereof; (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan, (iv) any stock or stock option grant, agreement, or plan, (v) all federal, state, and municipal statutes, ordinances, and regulations, including but not limited to claims of discrimination based on race, age, sex, disability, whistleblower status, public policy, or any other characteristic of Mr. Hulley under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (vi) state and federal common law, and (vii) any claim which was or could have been raised by Mr. Hulley.

4.             Unknown Facts.  This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected.  Mr. Hulley hereby acknowledges that he may hereafter discover facts different from, or in addition to, those which he now knows or believes to be true with respect to this Agreement, and he agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.  The Parties hereto agree that the releases provided for herein extend to all claims released above whether known or unknown, suspected or unsuspected.  The Parties expressly waive and relinquish any and all rights under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties expressly waive and release any rights and benefits which they have or may have under any similar law or rule of any other jurisdiction pertaining to the matter released herein.

5.             No Admission of Liability.  The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

6.             Warranties.  Mr. Hulley warrants and represents as follows:

a.             He has read this Agreement, and he agrees to the conditions and obligations set forth in it.

b.             He voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company or Apex including, without limitation, the officers, directors, board members, committee members, employees, agents and attorneys for the Company or Apex.

c.             He has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company, Apex or any of their respective officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.

d.             He has not previously disclosed any information which would be a violation of the confidentiality provisions set forth in Section 7 below if such disclosure were to be made after the execution of this Agreement.

e.             He has full and complete legal capacity to enter into this Agreement.

f.              He has had at least 21 days to consider this Agreement.  In the event that Mr. Hulley executes this Agreement prior to the 21st day after receipt of it, he expressly intends such execution as a waiver of any rights he has to review the Agreement for the full 21 days.  In such event, Mr. Hulley represents that such waiver is voluntary and made without any pressure, representations, or incentives from the Company for such early execution.

g.             He may revoke this Agreement for 7 days following its execution, and this Agreement shall not become enforceable and effective until 7 days after such execution.  If Mr. Hulley chooses to revoke this Agreement, he must provide written notice to Jeffrey G. Clevenger at Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, by hand delivery and by facsimile to (303) 839-5907, within 7 calendar days of Mr. Hulley’s execution of this Agreement.  If Mr. Hulley does not revoke within the 7 day period, the right to revoke is lost.

h.             He admits, acknowledges, and agrees that he is not otherwise entitled to the consideration set forth in Section 2, and that such consideration is good and sufficient consideration for this Agreement.  He admits, acknowledges, and agrees that the consideration set forth in Section 2 above represents full and final payment of all wages, compensation, bonuses, stock, stock options, or other benefits from the Company which are or could be due to him under the terms of his employment with the Company or otherwise.

7.             Confidentiality.  Mr. Hulley will not use, nor disclose to any third party, any of the Company’s or Apex’s business, personnel, or financial information that Mr. Hulley learned during his employment with the Company that is not in the public domain.  Mr. Hulley hereby expressly acknowledges that any breach of this Paragraph 7 may result in a claim for injunctive relief and/or damages against Mr. Hulley by the Company or Apex, and possibly by others.

8.             No Solicitation.  Mr. Hulley agrees not to interfere with the relationships among the Company, Apex and their affiliates and any current or future employee of the Company, Apex and their affiliates, including soliciting, inducing, enticing, hiring, employing, or attempting to solicit, induce, hire or employ any current or former employee of the Company, Apex and their affiliates for two years following the Effective Date.

9.             Severability.  If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof.  In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law.  Any claim by Mr. Hulley against the Company shall not constitute a defense to enforcement by the Company.

10.           Assignment.  The Company or Apex may assign their respective rights under this Agreement to a wholly owned subsidiary of Apex, and may assign their respective rights under Sections 7 and 8 of this Agreement without restriction.  No other assignment is permitted except by written permission of the Parties.

11.           Enforcement.  The releases contained herein do not release any claims for enforcement of the terms, conditions or warranties contained in this Agreement.  The Parties will be free to pursue any remedies available to them to enforce this Agreement.

12.           Entire Agreement.  This Agreement, the Restricted Shares Agreement and the Stock Option Agreement are the entire agreement between the Parties regarding Mr. Hulley’s retirement.  These three agreements supersede any and all prior oral or written promises or agreements among the Parties, and Mr. Hulley acknowledges that he has not relied on any promise, representation, or statement other than those set forth in these agreements.  This Agreement cannot be modified except in writing signed by all Parties.

13.           Termination and Survival of Other Agreements.  The Parties agree that the Change of Control Agreement between Mr. Hulley and Apex dated June 26, 2000 is terminated as of January 1, 2006.  The Parties hereby agree that the Incentive Share Option Agreements between Mr. Hulley and Apex dated December 10, 2003 and June 21, 2004 and the Indemnification Agreement between Mr. Hulley and Apex dated May 30, 2002 shall remain in effect in accordance with their respective terms.

14.           Venue and Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions.  Venue shall be in the federal or state courts in Colorado.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Release on the dates written below.

MR. HULLEY

/s/ Keith R. Hulley		February 13, 2006
Keith R. Hulley		Date

APEX SILVER MINES CORPORATION

/s/ Jeffrey G. Clevenger		February 23, 2006
By:	Jeffrey G. Clevenger	Date
Title:	President and Chief Executive Officer

APEX SILVER MINES LIMITED

/s/ Jeffrey G. Clevenger		February 23, 2006
By:	Jeffrey G. Clevenger	Date
Title:	President and Chief Executive Officer

EXHIBIT A

RESTRICTED SHARES AWARD AGREEMENT

This Restricted Shares Award Agreement (the “Award Agreement”), made as of the        day of February, 2006 (the “Grant Date”), between Apex Silver Mines Limited, a Cayman Islands corporation (“Apex”), and Keith R. Hulley (“Mr. Hulley”).

WHEREAS, Apex desires to encourage and enable Mr. Hulley to acquire a proprietary interest in Apex through the ownership of Apex’s ordinary shares, par value US$0.01 per share (the “Ordinary Shares”) pursuant to the terms and conditions of the Apex Silver Mines Limited 2004 Equity Incentive Plan (the “Plan”) and this Award Agreement.  Such ownership will provide Mr. Hulley with a more direct stake in the future of Apex and encourage Mr. Hulley to continue to serve as a Director of Apex.

1.             Grant of Restricted Shares.

1.1           The Company hereby grants to Mr. Hulley 20,000 restricted Ordinary Shares (the “Restricted Shares”) on the terms and conditions set forth in this Award Agreement.

1.2           Mr. Hulley’s rights with respect to the Restricted Shares shall remain forfeitable at all times prior to the dates set forth below (each a  “Lapse Date”):

Number of Shares	Lapse Date*
5,000	February , 2007
5,000	February , 2008
5,000	February , 2009
5,000	February , 2010

* The Lapse Dates shall be the first, second, third and fourth anniversaries of the date of this Award Agreement.

1.3           This Award Agreement shall be construed in accordance with, and subject to, the terms of the Plan.  For purposes of this Award Agreement, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.             Rights of Participant.

2.1           Except as provided in Section 2.2, Section 6 and otherwise in this Award Agreement, Mr. Hulley shall be entitled, at all times on and after the Grant Date, to exercise all rights, powers and privileges of a shareholder with respect to the Restricted Shares (whether or not the restrictions thereon shall have lapsed), other than those Restricted Shares which have been forfeited pursuant to Section 3.2 hereof.

2.2           Prior to the earlier of the Lapse Date or the Accelerated Lapse Date (as defined below in Section 3.1), Mr. Hulley shall not be entitled to transfer, sell, pledge, encumber, hypothecate or assign the Restricted Shares (collectively, the “Transfer Restrictions”).

3.             Lapse of Restrictions.

3.1           The Transfer Restrictions and all other restrictions with respect to the Restricted Shares shall lapse, and such Restricted Shares shall become fully nonforfeitable on the earlier of the following dates:

(a)           the applicable Lapse Date, provided Mr. Hulley continues to serve as a director of Apex until such Lapse Date; or

(b)           the date (the “Accelerated Lapse Date”) of Mr. Hulley’s termination of service as a director of Apex (i) as the result of Mr. Hulley’s death or Disability, (ii) as the result of Mr. Hulley’s removal as a director of Apex without cause or his failure to be reelected as a director of Apex by Apex Shareholders, or (iii) in anticipation or as the result of a Change in Control as provided in Section 4.

3.2           Upon the termination of Mr. Hulley’s service as a director of Apex prior to a Lapse Date, other than as provided in Section 3.1(b), the Restricted Shares with respect to which the Transfer Restrictions have not yet lapsed shall be forfeited and automatically transferred to and reacquired by Apex at no cost to Apex, and neither Mr. Hulley nor his heirs, executors, administrators or successors shall have any right or interest in the Restricted Shares.

4.             Change of Control.  Upon the occurrence of a Change of Control, the Transfer Restrictions and all other restrictions shall lapse, the Restricted Shares shall become fully nonforfeitable, and the Board shall have the power and discretion to provide for modification of this award of Restricted Stock in accordance with the Plan.  The provisions of this Section 4 shall not apply to any transaction undertaken for the purpose of reincorporating Apex under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of Apex’s capital stock.

5.             Escrow and Delivery of Shares.

5.1           Certificates representing the Restricted Shares shall be issued in the name of Mr. Hulley and held by Apex in escrow and shall remain in the custody of Apex until (i) their delivery to Mr. Hulley or his estate as set forth in Section 5.2, or (ii) their forfeiture and transfer to Apex as set forth in Section 3.2.

5.2           Certificates representing the Restricted Shares shall be delivered to Mr. Hulley as soon as practicable following the Lapse Date or Accelerated Lapse Date, provided that Mr. Hulley has satisfied all applicable tax withholding requirements with respect to the Restricted Shares.

(a)           If the Accelerated Lapse Date occurs as a result of Mr. Hulley’s death, certificates representing the Restricted Shares shall be delivered to Mr. Hulley’s estate as soon as practicable following Apex’s receipt of an official death certificate or other evidence of death acceptable to Apex, provided that Mr. Hulley’s estate has satisfied all applicable tax withholding requirements with respect to the Restricted Shares.

6.             Dividends; Voting Rights.

6.1           All dividends declared and paid by Apex on Restricted Shares shall be held by Apex in escrow for the account of Mr. Hulley.  Dividends so held shall not bear interest.  Upon the earlier of the Lapse Date or the Accelerated Lapse Date, the dividends shall be paid to Mr. Hulley or his estate, as the case may be.  Upon the forfeiture of the Restricted Shares pursuant to Section 3.2, all related dividends shall also be forfeited.

6.2           Mr. Hulley shall not have the right to vote all or any portion of the Restricted Shares until the earlier of the applicable Lapse Date or the Accelerated Lapse Date.

7.             Adjustments Upon Recapitalization.  If, by reason of a recapitalization or other change in corporate or capital structure, Mr. Hulley shall be entitled to new, additional or different shares of stock or securities of Apex or any successor Company or entity or other property pursuant to Section 11 of the Plan, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Restricted Shares immediately prior to such recapitalization or other change in corporate or capital structure.

8.             Withholding of Taxes.  If Mr. Hulley makes an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the grant of the Restricted Shares shall be conditioned upon the prompt payment by Mr. Hulley to Apex of an amount equal to the applicable federal, state and local income taxes and other amounts required by law to be withheld (the “ Withholding Taxes”) in connection with such election.  If Mr. Hulley does not make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, Mr. Hulley shall pay to Apex the Withholding Taxes upon the earlier of a Lapse Date or Accelerated Lapse Date.  The delivery of the Restricted Shares and related dividends shall be conditioned upon the prior payment of the applicable Withholding Taxes.

The Company shall have the right to require Mr. Hulley or Mr. Hulley’s beneficiaries or legal representatives to remit to Apex an amount sufficient to satisfy any Cayman Islands or United States federal, state and local withholding tax requirements.  Whenever payments under the Plan or this Award Agreement are to be made to Mr. Hulley in cash, such payments shall be net of any amounts sufficient to satisfy all applicable taxes, including without limitation, all applicable Cayman Islands or United States federal, state and local withholding tax requirements to be withheld or submitted by Apex concerning such payments.  The Board may, in its sole discretion, permit Mr. Hulley to satisfy the withholding obligation either by (i) surrendering Ordinary Shares owned by Mr. Hulley or (ii) having Apex withhold from Ordinary Shares otherwise deliverable to Mr. Hulley.  Ordinary Shares surrendered or withheld shall be valued at their Fair Market Value, as defined in the Plan as of the date on which income is required to be recognized for income tax purposes.

9.             Modification of Award Agreement.  Except as set forth in the Plan and in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

10.          Plan Controlling.  This Award Agreement is intended to conform in all respects with the requirements of the Plan.  Inconsistencies between the requirements of this Award Agreement and the Plan shall be resolved according to the terms of the Plan.  Mr. Hulley acknowledges receipt of a copy of the Plan.

11.          Severability.  Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

12.          Governing Law.  This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado.

13.          Successors in Interest.  This Award Agreement shall inure to the benefit of and be binding upon any successor to Apex and upon Mr. Hulley’s heirs, executors, administrators and successors.

APEX SILVER MINES LIMITED

By:
	Name:	Jeffrey G. Clevenger
	Title:	President and Chief Executive Officer

MR. HULLEY

	Name:	Keith R. Hulley

EXHIBIT B

NONQUALIFIED SHARE OPTION AGREEMENT

This Nonqualified Share Option Agreement (the “Agreement”), made as of the 2nd day of January, 200  , by and between Apex Silver Mines Limited, an exempted limited liability company duly formed and existing under the laws of the Cayman Islands (“Apex”), and Keith R. Hulley (“Mr. Hulley”).

WHEREAS, Apex desires to encourage and enable Mr. Hulley to acquire a proprietary interest in Apex through the ownership of Apex’s ordinary shares, par value US$0.01 per share (the “Ordinary Shares”) pursuant to the terms and conditions of the Apex Silver Mines Limited 2004 Equity Incentive Plan (the “Plan”) and this Agreement.  Such ownership will provide Mr. Hulley with a more direct stake in the future of Apex and encourage Mr. Hulley to continue to serve as a Director of Apex.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.             DEFINITIONS.  For purposes of this Agreement, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.             GRANT OF OPTION.  The Company hereby grants to Mr. Hulley an nonqualified share option (the “Option”) to purchase           * Ordinary Shares at the exercise price (the “Exercise Price”) of $       per Ordinary Share, the Fair Market Value of Apex’s Ordinary Shares on the grant date, subject to the terms and conditions of this Agreement and the Plan.

3.             OPTION TERM.  The Option granted hereby shall expire on January 1, 201    (the “Expiration Date”), unless sooner terminated or modified under the provisions of this Agreement or the Plan.  Except as otherwise set forth herein, the Option may not be exercised after the Expiration Date.

4.             WHEN VESTED AND EXERCISABLE.  The Option shall vest and be exercisable by Mr. Hulley as of the date of this Agreement.

5.             TERMINATION OF SERVICES: DEATH; DISABILITY; RETIREMENT; CAUSE.

(a)           If the services of Mr. Hulley as a Director of Apex are terminated for any reason other than death, Disability or his removal as a Director of Apex without cause, or his failure to be reelected as a Director of Apex by Apex shareholders, , this Option shall be exercisable by Mr. Hulley at any time on or prior to the earlier of (i) the Expiration Date or (ii) the one year anniversary of the date of such termination of service.  Any portion of this Option

* The number of options granted shall be determined as set forth in the Retirement Agreement and Release among Mr. Hulley, Apex and Apex Silver Mines Corporation, executed in February 2006.

not exercised within the period described in the preceding sentence, for whatever reason, shall terminate.

(b)           In the event of the death or Disability of Mr. Hulley, or his removal as a Director of Apex without cause, or his failure to be reelected as a Director of Apex by Apex shareholders, the unvested portion of this Option shall immediately terminate and be forfeited, and the vested portion of the Option on such date shall be exercisable at any time on or prior to the one year anniversary of such date by Mr. Hulley or by the beneficiary designated by Mr. Hulley for such purpose (the “Designated Beneficiary”) or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease Mr. Hulley, by Mr. Hulley’s personal representatives, heirs or legatees.  Any portion of the Option not exercised within the period described in the preceding sentence, for whatever reason, shall terminate.

6.             CHANGE OF CONTROL.  In the event of a Change in Control, Apex shall give Mr. Hulley notice thereof and the Board shall have the power and discretion to provide alternatives regarding the terms and conditions for the exercise of, or modification of, this Option in accordance with the Plan.

7.             NON-ASSIGNABILITY.  The Option granted hereby and any right arising thereunder may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except by will or the applicable laws of descent and distribution, and the Option and any right arising thereunder shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option not specifically permitted herein or in the Plan shall be null and void and without effect.  An Option may be exercised solely by Mr. Hulley during his lifetime, or following his death pursuant to Section 5(b) hereof.

8.             MODE OF EXERCISE.  The Option may be exercised in whole or in part.  Ordinary Shares purchased upon the exercise of the Option shall be paid for in full at the time of such purchase.  Such payment shall be made in cash or by wire transfer in immediately available funds, in either event denominated in Dollars.  Upon receipt of notice of exercise and payment in accordance with procedures to be established by the Board, Apex or its agent shall deliver to the person exercising the Option (or his designee) a certificate for such Ordinary Shares.

9.             RECAPITALIZATION.  The number of Ordinary Shares covered by this Option and the Exercise Price shall be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares as set forth in the Plan; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Board may also make any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for Apex and Mr. Hulley in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.  Notwithstanding any other provision of the Plan or this Agreement, the Board may cause the Option granted hereunder to be canceled in consideration of a cash payment or alternative Share Award made to the holder of such canceled Share Award equal in value to the Fair Market Value of such canceled Share Award.

10.          PLAN CONTROLLING.  This Agreement is intended to conform in all respects with the requirements of the Plan.  Inconsistencies between the requirements of this Agreement and the Plan shall be resolved according to the terms of the Plan.  Mr. Hulley acknowledges receipt of a copy of the Plan.

11.          RIGHTS PRIOR TO EXERCISE OF OPTION.  Mr. Hulley shall not have any rights as a shareholder with respect to any Ordinary Shares subject to the Option prior to the date on which he is recorded as the holder of such Ordinary Shares on the records of Apex.

12.          WITHHOLDING TAXES.  The Company shall have the right to require Mr. Hulley or his beneficiaries or legal representatives to remit to Apex an amount sufficient to satisfy any Cayman Islands or United States federal, state and local withholding tax requirements, including upon the grant, vesting or exercise of this Option.  Whenever payments under the Plan or this Agreement are to be made to Mr. Hulley in cash, such payments shall be net of any amounts sufficient to satisfy all applicable taxes, including without limitation, all applicable Cayman Islands or United States federal, state and local withholding tax requirements to be withheld or submitted by Apex concerning such payments.  The Board may, in its sole discretion, permit Mr. Hulley to satisfy his tax withholding obligation either by (i) surrendering Ordinary Shares owned by him or (ii) having Apex withhold from Ordinary Shares otherwise deliverable to him.  Ordinary Shares surrendered or withheld shall be valued at their Fair Market Value as of the date on which income is required to be recognized for income tax purposes.

13.          GOVERNING LAW.  This Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the Delaware.

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Executed as of the day and year first above written.

APEX SILVER MINES LIMITED

By:
Name:	Jeffrey G. Clevenger
Title:	President and Chief Executive Officer

MR. HULLEY

By:
Keith R. Hulley